Exhibit 99.1

For Immediate Release

CONTACTS

Investor Relations: Stephen Giusto, (310) 843-4144

Gregg Kvochak, (310) 556-8550

For Media: Anneli Ballard, (212) 984-9350

Korn/Ferry International Announces a 26% Increase in Fee

Revenue in the Second Quarter of Fiscal 2008

Highlights

•	Second quarter fiscal 2008 fee revenue was $195.9 million, an increase of $40.2 million, or 26%, from $155.7 million in the same quarter last year.

•	Second quarter fiscal 2008 diluted earnings per share was $0.37, an increase of 19% over Q2’07 diluted earnings per share of $0.31.

Los Angeles, CA, December 6, 2007 - Korn/Ferry International (NYSE:KFY), a premier global provider of talent management solutions, announced second quarter earnings today.

“As companies grapple with the challenges of attracting and retaining talent, demand for Korn/Ferry’s solutions continue to be strong,” said Gary Burnison, Chief Executive Officer. “We are pleased with our results in the second quarter and believe that our record revenues and profits reflect the strength of our business and the soundness of our strategy to provide our clients with world class solutions to attract, retain, develop and reward talent for their organizations. We are continuing to invest in all areas of our business to address the long-term opportunities we see to serve our clients.”

Financial Results

(dollars in millions, except per share amounts)

	Second Quarter		Year to date
	Q2’08	Q2’07	Q2’08	Q2’07
Fee Revenue	$195.9	$155.7	$381.2	$308.5
Revenue	$206.8	$164.8	$403.1	$325.9
Operating Income	$25.4	$21.1	$50.5	$41.5
Operating Margin	13.0%	13.6%	13.2%	13.5%
Net Income	$17.1	$13.6	$34.2	$27.2
Basic Earnings Per Share	$0.38	$0.35	$0.76	$0.70
Diluted Earnings Per Share	$0.37	$0.31	$0.74	$0.62

Fee revenue of $195.9 million in Q2’08 increased $40.2 million, or 25.8% (20.5% excluding the impact of exchange rates), from $155.7 million in Q2’07. Fee revenue improved globally due to an increase in revenues from all segments of the business. In Executive Recruitment, our largest segment, we experienced a 25% increase in fee revenue driven by an increase in the number of search engagements opened as well as a 21% increase in the average fee billed per search engagement compared to the prior year. In addition, Futurestep fee revenue increased 30.1%, compared to Q2’07 due to a 30% increase in average fee billed per engagement. Exchange rates impacted fee revenue in Q2’08 favorably by $8.3 million compared to Q2’07.

Compensation and benefits of $130.4 million in Q2’08 increased $28.3 million, or 27.7% (22.2% excluding the impact of exchange rates), from $102.1 million in Q2’07. The increase is attributable to revenue-based compensation and higher headcount in all segments of the Company. Exchange rates impacted compensation and benefits in Q2’08 unfavorably by $5.6 million compared to Q2’07.

General and administrative expenses of $34.2 million in Q2’08 increased by $5.9 million, or 20.8% (14.8% excluding the impact of exchange rates), from $28.3 million in Q2’07 as a result of an increase in business volume across all regions and segments. Exchange rates had an unfavorable impact of $1.7 million on general and administrative expenses compared to Q2’07.

Operating income was $25.4 million in Q2’08, an increase of $4.3 million or 20.4%, over Q2’07.

Balance Sheet and Liquidity

Cash, cash equivalents and marketable securities were $242.0 million at October 31, 2007 compared to $229.4 million at October 31, 2006. The increase was due primarily to improved operating cash flows offset by $50.2 million used to repurchase the Company’s common shares in open market purchases during the six months ended October 31, 2007.

Through October 31, 2007, the Company had used all of the $125 million of share repurchase funds authorized by the Board of Directors in December 2005, June 2006 and March 2007 to buy back approximately 6.1 million shares. On November 2, 2007 the Board of Directors authorized the repurchase of up to an additional $50 million of the Company’s common stock in a common stock repurchase program. Under this program, shares may be repurchased from time to time in open market transactions or privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors.

Interest expense was $1.2 million in Q2’08 compared to $2.6 million in the same period last year. Interest expense in the prior year related primarily to borrowings under Korn/Ferry’s convertible securities and COLI policies. The decrease in interest expense is primarily due to the conversion of all of the Company’s convertible securities to common shares during Q4’07. At October 31, 2007, Korn/Ferry had no outstanding borrowings under its credit facility.

Results by Segment

Selected Executive Recruitment Data

(dollars in millions)

	Second Quarter		Year to date
	Q2’08	Q2’07	Q2’08	Q2’07
Fee Revenue	$169.1	$135.1	$328.8	$267.5
Revenue	$176.5	$142.2	$343.1	$281.6
Operating Income	$33.0	$26.6	$65.6	$53.3
Operating Margin	19.5%	19.7%	20.0%	19.9%
Average number of consultants	519	472	507	461
Engagements (a)	1,879	1,656	3,653	3,375

(a)	Represents new engagements opened in the respective period.

Fee revenue was $169.1 million in Q2’08, an increase of $34.0 million, or 25.2%, from $135.1 million in Q2’07. Fee revenue improved in all regions due to an increase in the overall number of engagements and average fee per engagement. Exchange rates impacted fee revenue in Q2’08 favorably by $6.5 million compared to Q2’07.

Operating income improved $6.4 million in Q2’08, or 24.1%, to $33.0 million compared to $26.6 million in Q2’07.

The total number of consultants at October 31, 2007 was 523, an increase of 45 from October 31, 2006.

Selected Futurestep Data

(dollars in millions)

	Second Quarter		Year to date
	Q2’08	Q2’07	Q2’08	Q2’07
Fee Revenue	$26.8	$20.6	$52.4	$41.0
Revenue	$30.4	$22.6	$60.0	$44.4
Operating Income	$1.5	$1.8	$3.6	$2.9
Operating Margin	5.7%	9.0%	6.9%	7.1%

Fee revenue was $26.8 million in Q2’08, an increase of $6.2 million, or 30.1%, from $20.6 million in Q2’07. Improvements in fee revenue were driven by an increase in the average fee per engagement. Exchange rates impacted fee revenue in Q2’08 favorably by $1.8 million compared to Q2’07.

Operating income decreased $0.3 million to $1.5 million compared to $1.8 million in Q2’07. Operating margin for the quarter decreased from 9.0% in Q2’07 to 5.7% in Q2’08.

Outlook

Assuming constant foreign exchange rates, Korn/Ferry estimates that third quarter fiscal 2008 fee revenue is likely to be in the range of $190 million to $200 million and diluted earnings per share is likely to be in the range of $0.34 to $0.39.

Earnings Conference Call Webcast

The earnings conference call will be held today at 9:00 AM (EDT) and hosted by Gary Burnison, Chief Executive Officer, and Stephen Giusto, Chief Financial Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE:KFY), with more than 80 offices in 39 countries, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to identify, deploy, develop, retain and reward their talent. For more information on the Korn/Ferry International family of companies, visit www.kornferry.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such forward-looking statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, currency fluctuations in our international operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2007	2006	2007	2006
Fee revenue	$195,857	$155,718	$381,210	$308,481
Reimbursed out-of-pocket engagement expenses	10,967	9,069	21,891	17,452

Total revenue	206,824	164,787	403,101	325,933
Compensation and benefits	130,404	102,072	253,390	206,509
General and administrative expense	34,212	28,260	65,913	52,625
Out-of-pocket engagement expense	14,287	10,939	28,414	20,646
Depreciation and amortization	2,539	2,368	4,889	4,657

Total operating expense	181,442	143,639	352,606	284,437

Operating income	25,382	21,148	50,495	41,496
Interest and other income (expense), net	799	(872)	2,297	(953)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	26,181	20,276	52,792	40,543
Provision for income taxes	9,966	7,484	20,400	15,084
Equity in earnings of unconsolidated subsidiaries	894	774	1,817	1,770

Net income	$17,109	$13,566	$34,209	$27,229

Interest expense on convertible securities, net of taxes	36	785	73	1,570

Net income adjusted for computation of diluted EPS	$17,145	$14,351	$34,282	$28,799

Basic earnings per common share	$0.38	$0.35	$0.76	$0.70

Basic weighted average common shares outstanding	44,529	39,018	44,785	39,019

Diluted earnings per common share	$0.37	$0.31	$0.74	$0.62

Diluted weighted average common shares outstanding	45,841	46,568	46,573	46,667

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

(unaudited)

	Three Months Ended October 31,				Six Months Ended October 31,
	2007		2006		2007		2006
Fee Revenue:
Executive recruitment:
North America	$94,862		$80,006		$182,176		$155,490
Europe	42,058		32,819		86,780		67,006
Asia Pacific	24,656		18,297		47,317		36,561
South America	7,497		3,987		12,567		8,466

Total executive recruitment	169,073		135,109		328,840		267,523
Futurestep	26,784		20,609		52,370		40,958

Total fee revenue	195,857		155,718		381,210		308,481
Reimbursed out-of-pocket engagement expenses	10,967		9,069		21,891		17,452

Total revenue	$206,824		$164,787		$403,101		$325,933

		Margin		Margin		Margin		Margin
Operating Income (Loss):
Executive recruitment:
North America	$21,388	22.5%	$16,778	21.0%	$41,179	22.6%	$33,858	21.8%
Europe	6,064	14.4%	6,191	18.9%	13,755	15.9%	11,395	17.0%
Asia Pacific	4,614	18.7%	3,297	18.0%	9,151	19.3%	6,987	19.1%
South America	884	11.8%	360	9.0%	1,545	12.3%	1,098	13.0%

Total executive recruitment	32,950	19.5%	26,626	19.7%	65,630	20.0%	53,338	19.9%
Futurestep	1,532	5.7%	1,845	9.0%	3,616	6.9%	2,889	7.1%
Corporate	(9,100)		(7,323)		(18,751)		(14,731)

Total operating income	$25,382	13.0%	$21,148	13.6%	$50,495	13.2%	$41,496	13.5%

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	As of October 31, 2007	As of April 30, 2007
ASSETS
Cash and cash equivalents	$166,908	$232,531
Marketable securities	75,089	91,736
Receivables due from clients, net of allowance for doubtful accounts of $12,874 and $9,822, respectively	144,803	107,751
Income taxes and other receivables	7,393	6,357
Deferred income taxes	9,914	9,524
Prepaid expenses	18,219	16,861

Total current assets	422,326	464,760

Property and equipment, net	29,459	25,999
Cash surrender value of company owned life insurance policies, net of loans	80,480	76,478
Deferred income taxes	44,691	42,013
Goodwill	139,308	124,268
Intangible assets, net	15,794	18,040
Investments and other	11,763	9,933

Total assets	$743,821	$761,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$11,305	$10,383
Income taxes payable	24,406	22,432
Compensation and benefits payable	109,264	158,145
Other accrued liabilities	35,237	38,529

Total current liabilities	180,212	229,489

Deferred compensation and other retirement plans	104,145	91,360
Other liabilities	5,680	7,687

Total liabilities	290,037	328,536
Stockholders’ equity:
Common stock: $0.01 par value, 150,000 shares authorized, 54,466 and 45,453 shares issued and 46,615 and 47,174 shares outstanding, respectively	392,045	400,126
Retained earnings	63,012	32,344
Unearned restricted stock compensation	(38,251)	(19,567)
Accumulated other comprehensive income	37,527	20,605

Stockholders’ equity	454,333	433,508
Less: Notes receivable from stockholders	(549)	(553)

Total stockholders’ equity	453,784	432,955

Total liabilities and stockholders’ equity	$743,821	$761,491